Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based on the historical financial information of Walter Investment Management Corp., or Walter Investment or the Company, GTCS Holdings, LLC and its subsidiaries, or Green Tree, and Reverse Mortgage Solutions, Inc. and its subsidiaries, or RMS, and has been prepared to reflect the acquisition of RMS on November 1, 2012 by a wholly-owned subsidiary of Walter Investment, as well as the equity and convertible debt offerings of October 2012, collectively, the Transactions. The pro forma data in the unaudited pro forma condensed combined balance sheet as of June 30, 2012 assumes that the Transactions had occurred on June 30, 2012. The data in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and the six months ended June 30, 2012 assumes that the Transactions had occurred on January 1, 2011. The pro forma condensed combined statements of operations for the year ended December 31, 2011 include the impact of the acquisition of Green Tree on July 1, 2011 as if it had occurred on January 1, 2010. For additional information relating to the Green Tree pro forma adjustments, refer to the Company’s Form 8-K/A filed with the Securities and Exchange Commission, or SEC, on August 29, 2011. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisitions of Green Tree and RMS, collectively, the Acquisitions, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•	audited consolidated financial statements of Walter Investment for the year ended December 31, 2011, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	audited consolidated balance sheets of RMS as of December 31, 2011 and 2010, as restated, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010 and related notes, as restated, included as exhibit 99.1 in the Company’s Form 8-K/A (Amendment No. 2) dated November 1, 2012 and filed with the SEC on September 24, 2013;

•	unaudited interim condensed consolidated financial statements of Walter Investment as of, and for the six months ended, June 30, 2012 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012;

•	unaudited interim condensed consolidated financial statements of RMS, as restated, as of, and for the six months ended, June 30, 2012 and the related notes, as restated, included as exhibit 99.2 in the Company’s Form 8-K/A (Amendment No. 2) dated November 1, 2012 and filed with the SEC on September 24, 2013; and

•	unaudited interim condensed consolidated financial statements of Green Tree as of, and for the six months ended, June 30, 2011 and the related notes included as exhibit 99.3 in the Company’s Form 8-K/A (Amendment No. 1) dated July 1, 2011 and filed with the SEC on August 29, 2011.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Transactions been effective during the periods presented or the results that may be obtained by the combined company in the future. The unaudited pro forma condensed combined financial information as of and for the periods presented does not reflect future events that may occur after the Transactions, including, but not limited to, synergies or revenue enhancements arising from the Acquisitions. Future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2012

(in thousands)

	Historical		Pro Forma Adjustments
	Walter Investment	RMS	October 2012 Equity Offering		October 2012 Convertible Debt Offering		RMS Acquisition		Pro Forma Condensed Combined
ASSETS	Q	K
Cash and cash equivalents	$36,892	$15,936	$289,800	A	$(4,624	) B	$(95,000	) E	$243,004
Restricted cash and cash equivalents	418,935	1,125	—		—		—		420,060
Residential loans, net	2,226,316	3,996,585	—		—		160,494	G	6,383,395
Receivables, net	230,058	4,427	—		16,763	D	1,064	F, H	252,312
Servicer and protective advances, net	124,824	11,505	—		—		—		136,329
Servicing rights, net	224,203	11,770	—		—		16,500	G	252,473
Goodwill	471,282	—	—		—		117,564	G	588,846
Intangible assets, net	125,409	—	—		—		20,000	G	145,409
Premises and equipment, net	122,222	2,349	—		—		13,000	G	137,571
Other assets	106,176	15,989	—		(2,363	) B	—		119,802

Total assets	$4,086,317	$4,059,686	$289,800		$9,776		$233,622		$8,679,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities	$203,722	$50,792	$13,651	A	$9,366	B	$2,800	F, H	$280,331
Servicer payables	321,709	—	—		—		—		321,709
Servicing advance liabilities	110,076	—	—		—		—		110,076
Debt	701,396	126,904	—		(53,947	) B	—		774,353
Mortgage-backed debt	2,165,808	—	—		—		—		2,165,808
HMBS related obligations at fair value	—	3,912,752	—		—		182,496	G	4,095,248
Deferred tax liability (asset), net	34,753	(25,850)	—		33,010	C	3,804	G	45,717

Total liabilities	3,537,464	4,064,598	13,651		(11,571)		189,100		7,793,242
Stockholders’ equity:
Preferred stock	—	—	—		—		—		—
Common stock	289	—	69	A	—		9	E	367
Additional paid-in capital	188,294	10,000	276,080	A	48,697	C	31,337	E	554,408
Retained earnings (deficit)	359,802	(14,912)	—		(27,350	) D	13,176	F, H	330,716
Accumulated other comprehensive income	468	—	—		—		—		468

Total stockholders’ equity (deficit)	548,853	(4,912)	276,149		21,347		44,522		885,959

Total liabilities and stockholders’ equity	$4,086,317	$4,059,686	$289,800		$9,776		$233,622		$8,679,201

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2012

(in thousands, except per share data)

	Historical		Pro Forma Adjustments
	Walter Investment	RMS	October 2012 Equity and Convertible Debt Offerings		RMS Acquisition		Pro Forma Condensed Combined
REVENUES:	P	K
Net servicing revenue and fees	$178,403	$15,267	$—		$(1,299	) L	$192,371
Interest income on loans	79,733	370	—		—		80,103
Insurance revenue	36,765	—	—		—		36,765
Other revenues	8,829	2,740	—		—		11,569

Total revenues	303,730	18,377	—		(1,299)		320,808

EXPENSES:
Salaries and benefits	112,944	11,147	—		—		124,091
Interest expense	90,361	2,328	(6,043	) I	—		86,646
General and administrative	62,916	10,955	—		—		73,871
Depreciation and amortization	23,833	274	—		2,978	L	27,085
Provision for loan losses	3,526	471	—		(471	) M	3,526
Other expenses	6,666	—	—		—		6,666

Total expenses	300,246	25,175	(6,043)		2,507		321,885

OTHER GAINS:
Net fair value gains on reverse loans and related HMBS obligations	—	10,189	—		4,817	M	15,006
Other net fair value gains	5,551	—	—		—		5,551
Other	—	52	—		—		52

Total other gains	5,551	10,241	—		4,817		20,609

Income (loss) before income taxes	9,035	3,443	6,043		1,011		19,532
Income tax (expense) benefit	(3,472)	(1,337)	(2,296	) J	(384	) J	(7,489)

Net income (loss)	$5,563	$2,106	$3,747		$627		$12,043

Weighted average shares outstanding
Basic	28,857		6,900		891		36,648
Diluted (1)	29,015		6,900		891		36,806
Earnings per share								N
Basic	$0.19						$0.33
Diluted (1)	0.19						0.33

(1)	During periods of net loss, diluted loss per share is equal to basic loss per share. Potentially dilutive securities consisting of stock options, totaling 1.6 million for the six months ended June 30, 2012, were excluded from the combined per share calculation above because of their antidilutive effect. The shares of common stock issuable upon conversion of the convertible senior subordinated notes may result in dilution to our earnings per share. No dilutive effect was given to an assumed conversion as the shares were antidilutive during the six months ended June 30, 2012.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share data)

	Historical			Pro Forma Adjustments
	Year Ended December 31, 2011		Six Months Ended June 30, 2011	Green Tree Acquisition	October 2012 Equity and Convertible Debt Offerings		RMS Acquisition
	Walter Investment	RMS	Green Tree						Pro Forma Condensed Combined
REVENUES:	P	K	O	O
Net servicing revenue and fees	$157,554	$17,775	$155,094	$—	$—		$(744	) L	$329,679
Interest income on loans	164,794	369	267	778	—		—		166,208
Insurance revenue	41,651	—	31,247	—	—		—		72,898
Other revenues	9,852	3,590	8,905	(1,120)	—		—		21,227

Total revenues	373,851	21,734	195,513	(342)	—		(744)		590,012

EXPENSES:
Salaries and benefits	117,736	16,089	103,643	—	—		—		237,468
Interest expense	136,246	1,816	17,877	35,097	(13,224	) I	—		177,812
General and administrative	78,597	21,410	32,843	(12,340)	—		—		120,510
Depreciation and amortization	24,455	733	10,841	43,044	—		5,955	L	85,028
Provision for loan losses	6,016	1,139	—	—	—		(1,139	) M	6,016
Other expenses	18,073	—	1,552	513	—		—		20,138

Total expenses	381,123	41,187	166,756	66,314	(13,224)		4,816		646,972

OTHER GAINS (LOSSES):
Net fair value gains (losses) on reverse loans and related HMBS obligations	—	12,793	—	—	—		(17,944	) M	(5,151)
Other net fair value gains (losses)	(1,052)	—	16,393	(16,357)	—		—		(1,016)
Gains (losses) on extinguishments	95	—	—	—	—		—		95
Other	2,096	222	—	—	—		—		2,318

Total other gains (losses)	1,139	13,015	16,393	(16,357)	—		(17,944)		(3,754)

Income (loss) before income taxes	(6,133)	(6,438)	45,150	(83,013)	13,224		(23,504)		(60,714)

Income tax (expense) benefit	(60,264)	2,347	(6,457)	84,349	(5,025	) J	8,932	J	23,882

Net income (loss)	$(66,397)	$(4,091)	$38,693	$1,336	$8,199		$(14,572)		$(36,832)

Weighted average shares outstanding
Basic	27,593			899	6,900		891		36,283
Diluted (1)	27,593			899	6,900		891		36,283
Loss per share									N
Basic	$(2.41)								$(1.02)
Diluted (1)	(2.41)								(1.02)

(1)	During periods of net loss, diluted loss per share is equal to basic loss per share. Potentially dilutive securities consisting of stock options, totaling 0.7 million for the year ended December 31, 2011, were excluded from the combined per share calculation above because of their antidilutive effect. The shares of common stock issuable upon conversion of the convertible senior subordinated notes may result in dilution to our earnings per share. No dilutive effect was given to an assumed conversion as the shares were antidilutive during the year ended December 31, 2011.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Walter Investment and RMS. The acquisition method of accounting is based on the accounting guidance on business combinations and uses the fair value concepts defined in the accounting guidance on fair value measurements. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the acquisition method of accounting requires that the consideration transferred be measured at the date the acquisition is completed at its then-current market price. Accordingly, the assets acquired and liabilities assumed are recorded as of the acquisition date at their respective fair values and added to those of Walter Investment. The financial statements and reported results of operations of Walter Investment issued after completion of the Acquisitions will reflect these values. Prior periods will not be retroactively restated to reflect the historical financial position or results of operations of RMS.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the Transactions and are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are based on items directly attributable to the Transactions that are factually supportable and expected to have a continuing impact on Walter Investment. As a result, the unaudited pro forma condensed combined statements of operations exclude acquisition costs and other costs that will not have a continuing impact on Walter Investment, although these items are reflected in the unaudited pro forma condensed combined balance sheet.

The pro forma adjustments reflecting the acquisition of RMS under the acquisition method of accounting are based on estimates and assumptions. The Company’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the Acquisitions and Transactions and that the pro forma adjustments give appropriate effect to those assumptions that are applied in the unaudited pro forma condensed combined financial statements.

With the exception of the Green Tree acquisition, at this time the Company has not finalized a detailed valuation of the fair values of the assets and liabilities acquired as part of the RMS acquisition, and accordingly, the unaudited pro forma condensed combined financial information was developed using a preliminary allocation of the estimated or actual purchase prices based on assumptions and estimates, which are subject to changes that may be material. Additionally, the Company has not yet completed all of the due diligence necessary to identify additional items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined financial information. The Company intends to complete the necessary valuation as soon as practicable. The acquisition accounting will be completed within the required measurement period in accordance with the accounting guidance on business combinations, but in no event later than one year following the completion of the RMS acquisition.

Upon completion of a final detailed valuation analysis, there may be additional increases or decreases to the recorded book values of assets and liabilities associated with the RMS acquisition, including, but not limited to, commitments and contingencies and other intangible assets that will give rise to future amounts of depreciation and amortization expense that are not reflected in this unaudited pro forma condensed combined financial information. Accordingly, once the necessary due diligence is completed and the final purchase price and purchase price allocation is determined, actual results may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined statements of operations do not reflect the cost of any integration activities or synergies that may be derived from any integration activities, both of which may have a material impact on the results of operations in periods following the completion of the RMS acquisition.

Certain amounts in RMS’s historical balance sheet and statements of operations have been conformed to Walter Investment’s presentation.

2. Accounting Policies

RMS is in the process of being integrated with the Company. This integration includes a review by Walter Investment of RMS’s accounting policies. As a result of that review, Walter Investment may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Walter Investment is not aware of any differences that would have a material impact on the combined financial statements that have not been adjusted for in the pro forma financial information. Accounting policy differences may be identified after completion of the integration.

3. Purchase Price

The purchase price of the RMS acquisition is as follows:

RMS Acquisition

On November 1, 2012, the Company acquired all of the outstanding shares of RMS for $95.0 million of cash and 891,265 shares of the Company’s common stock valued at $41.3 million (or $46.39 per share based on the average of the high and low prices of the Company’s shares on November 1, 2012) for total consideration of $136.3 million.

4. Historical Financial Information and Pro Forma Adjustments

A.	Represents the pro forma adjustments to reflect the issuance of 6.9 million shares of the Company’s common stock on October 19, 2012 at an offering price of $42.00 per share, par value $.01 per share, net of related issuance costs of $13.7 million. The net proceeds of $276.1 million from the offering were used to fund the $95 million cash payment to the owners of RMS to partially fund the RMS acquisition, with the remaining net proceeds used to enhance the Company’s liquidity position in anticipation of potential growth opportunities, including acquisitions, to reduce indebtedness, and for working capital and general corporate purposes.

B.	The pro forma adjustments to cash and the carrying value of debt for the October 2012 issuance of the convertible senior subordinated notes, or the Convertible Notes, and the simultaneous repayment of the second lien senior secured term loan, or the 2011 Second Lien Term Loan, as of June 30, 2012 are as follows:

(in thousands)
Adjustments to cash:
Issuance of Walter Investment 4.5% Convertible Notes	$290,000
Repayment of 2011 Second Lien Term Loan	(294,624)

Total adjustment to cash	$(4,624)

Adjustments to other assets:
Deferred issue costs relating to Convertible Notes	$6,806
Write-off of deferred issue costs relating to the 2011 Second Lien Term Loan	(9,169)

Total adjustment to other assets	$(2,363)

Adjustments to payables and accrued liabilities:
Issue costs relating to Convertible Notes	$9,550
Payment of accrued interest relating to the 2011 Second Lien Term Loan	(184)

Total adjustment to payables and accrued liabilities	$9,366

Adjustments to carrying value of debt:
Repayment of 2011 Second Lien Term Loan, par value	$(265,000)
2011 Second Lien Term Loan, unamortized discount	5,504
Issuance of 4.5% Convertible Notes, par value	290,000
4.5% Convertible Notes, unamortized discount	(84,451)

Total adjustment to debt	$(53,947)

C.	Reflects the estimated accounting impact of the convertible feature of the Convertible Notes, net of related issue costs, as an adjustment to additional paid-in capital as well as the resulting deferred tax liability.

D.	Reflects the loss on extinguishment of debt due to repayment of the 2011 Second Lien Term Loan and the write-off of related discount and deferred issue costs as of June 30, 2012. The repayment as of June 30, 2012 resulted in a loss on debt extinguishment of $27.4 million, net of tax benefit of $16.8 million, which is presented as an increase to receivables.

E.	The pro forma adjustments to cash and equity for the purchase of RMS are as follows:

(in thousands)
Adjustments to reflect purchase price:
Total consideration transferred	$136,346
Cash to owners of RMS	(95,000)

Issuance of Walter Investment common stock to sellers of RMS	41,346
Amount classified as common stock at $.01 par value for 891,265 shares	(9)

Amount classified as additional paid-in capital for issuance of common stock to sellers of RMS	41,337
Eliminate RMS’s historical common stock and additional paid-in capital	(10,000)

Net pro forma adjustment to additional paid-in capital for the RMS acquisition	$31,337

F.	Total acquisition-related transaction costs estimated to be incurred by Walter Investment are $2.8 million, of which none had been incurred as of June 30, 2012. Pursuant to the business combination accounting guidance, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to payables and accrued liabilities, with the related tax benefits reflected as an increase to receivables, net and the after-tax impact presented as a decrease to retained earnings.

G.	Reflects adjustments to record amounts at their estimated fair values assuming the RMS acquisition occurred on June 30, 2012. Management has performed a preliminary allocation of the purchase price to major assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on estimates. The final allocation of purchase price may differ materially from the pro forma amounts included herein. The fair values of premises and equipment, servicing rights, identified intangible assets and goodwill was estimated based on cash flow analyses and related analytical procedures. The fair value of residential loans, which consists of reverse loans, is based on the net present value of projected cash flows over the estimated life of the loans. The fair value of Home Equity Conversion Mortgage-Backed Securities, or HMBS, related obligations was estimated based on the net present value of projected cash flows over the estimated life of the HMBS related obligations. The valuations consider assumptions that a market participant would consider in valuing the loans or obligations, including, but not limited to, assumptions for remaining life, repayment rate and discount rates. The detailed estimated preliminary purchase price allocation assuming the RMS acquisition occurred on June 30, 2012 is as follows:

(in thousands)
Assets:
Cash and cash equivalents	$15,936
Restricted cash and cash equivalents	1,125
Residential loans	4,157,079
Receivables	4,427
Servicer and protective advances	11,505
Servicing rights	28,270
Goodwill	117,564
Intangible assets	20,000
Premises and equipment	15,349
Other assets	15,989
Deferred tax asset	22,046

Total assets acquired	4,409,290

Liabilities:
Payables and accrued liabilities	50,792
Debt	126,904
HMBS related obligations	4,095,248

Total liabilities assumed	4,272,944

Fair value of net assets acquired	$136,346

During the fourth quarter ended December 31, 2012, the Company revised its fair value methodology for the HMBS related obligations from what had been previously reported in public filings. The Company had defined the fair value unit of account as the obligation to pass through Federal Housing Administration, or FHA, cash flows under chapter 35 of the Government National Mortgage Association, or GNMA, guide. The Company previously estimated that obligation to be the fair value of the cash flows that a market participant would expect to pay out associated with the defined unit of account which consists of an obligation to pass through cash flows on a non-recourse basis from FHA insured Home Equity Conversion Mortgages, or HECM, loans to the GNMA pools, as well as any cash flows from ongoing issuer obligations. The Company changed the fair value unit of account to a GNMA HMBS bond security. As a result of this change, the fair value of HMBS related obligations is the fair value of similar HMBS bond securities. The result of this change is to increase the fair value of the HMBS related obligations with an offsetting increase to goodwill in the preliminary purchase price allocation. The increase to the fair value of the HMBS related obligations and the resulting increase to goodwill over previously reported amounts primarily represents, among other things, the fair value of the market liquidity as a result of the GNMA HECM Mortgage-Backed Securities Program, lower yield requirements as a result of the GNMA guarantee, as well as the profit margin associated with converting the HECM loans to securities.

H.	Reflects the elimination of RMS’s historical retained deficit and the recording of the after-tax portion of the remaining acquisition-related transaction costs estimated to be incurred at June 30, 2012:

Adjustment to retained earnings:	(in thousands)
Estimated remaining acquisition-related transaction costs recorded as payables	$(2,800)
Related tax benefit recorded as receivable	1,064

Adjustment to retained deficit for estimated remaining transaction costs	(1,736)
Eliminate RMS’s historical retained deficit	14,912

Total adjustment to retained earnings	$13,176

I.	Reflects the elimination of interest expense associated with the 2011 Second Lien Term Loan and the amortization of deferred issue costs and recording of interest on the Convertible Notes with a 4.50% interest rate. An increase of 0.25% per annum related to the interest rate on the Convertible Notes would increase pro forma interest expense by approximately $0.1 million for the six months ended June 30, 2012 and $0.2 million for the year ended December 31, 2011.

J.	Reflects the income tax effect of pro forma adjustments calculated at an estimated rate of 38.0%. The effective rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

K.	Reflects the balances of the historical financial statements of RMS reclassified to conform to the Company’s presentation.

L.	Reflects the estimated impact on depreciation and amortization for the fair value adjustment for premises and equipment, servicing rights and identified intangible assets using an estimated remaining useful life range of one and a half to ten years. The Company has based these adjustments on preliminary estimates of the fair values of RMS’s premises and equipment, servicing rights and identified intangible assets and, therefore, the actual fair values assigned may differ materially and the impact on depreciation and amortization expense may also be materially different than the estimates provided herein.

M.	Reflects the impact of the Company’s policy election to account for the reverse loans and HMBS related obligations under the fair value option subsequent to the closing of the RMS acquisition. The adjustments necessary to convert to the fair value option include (a) removing the provision for loan losses and (b) recording the changes in fair value of the reverse loans and HMBS related obligations. Future changes in fair values will be recorded in net fair value gains on reverse loans and related HMBS obligations in the consolidated statement of operations.

N.	Pro forma basic earnings (loss) per common share has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented. The Convertible Notes may be settled in cash, stock or a combination thereof, solely at the Company’s election.

O.	Reflects the impact of the acquisition of Green Tree on July 1, 2011 as of January 1, 2010. The pro forma adjustments include pro forma interest expense, including the amortization of debt discount and debt issuance costs, resulting from the issuance of debt in order to consummate this transaction, the elimination of Green Tree historical interest expense related to a facility which was paid off simultaneously with the closing, the elimination of acquisition-related transaction costs due to their non-recurring nature, the elimination of the impact of the change in fair value of Green Tree’s servicing rights as they are recorded at amortized cost subsequent to the closing, the recording of step-up depreciation and amortization of premises and equipment as well as identifiable intangible assets, and the consequential tax effects including the impact due to the loss of Real Estate Investment Trust, or REIT, status. For additional information relating to these pro forma adjustments, refer to the Company’s Form 8-K/A filed with the SEC on August 29, 2011.

P.	Reflects the historical statements of operations for Walter Investment. Net servicing revenue and fees includes the amortization of servicing rights, which was previously included in depreciation and amortization.

Q.	Reflects the historical balance sheet of Walter Investment. Historical balances reflect immaterial corrections of errors. Amounts received by the Company and required to be legally segregated in separate bank accounts have been corrected by adjusting balances from cash and cash equivalents to restricted cash and cash equivalents. In addition, amounts for which the Company does not meet the right of offset criteria have been corrected by adjusting balances from servicer and protective advances to servicer payables. Lastly, cash balances that were overdrawn at period end have been corrected by adjusting balances from payables and accrued liabilities to cash and cash equivalents as the legal right of offset exists within the same banking institution. These revisions had no impact on the Company’s net income. In addition, during the fourth quarter ended December 31, 2012, the Company made an immaterial correction of an error to income tax expense relating to the accounting for the impact of loss of its REIT status on July 1, 2011 for the third quarter ended September 30, 2011. The impact of this correction as of June 30, 2012 was to increase retained earnings by $2.9 million. Refer to additional information at Note 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

5. Pro Forma Earnings (Loss) Per Share

The following table sets forth the computation of unaudited pro forma basic and diluted earnings (loss) per share (in thousands, except per share data):

	Six Months Ended June 30, 2012			Year Ended December 31, 2011
	Net Income	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount
Earnings (loss) per basic share	$12,043	36,648	$0.33	$(36,832)	36,283	$(1.02)
Earnings (loss) per diluted share	12,043	36,806	0.33	(36,832)	36,283	(1.02)

Shares utilized in the calculation of pro forma basic and diluted earnings (loss) per share are as follows (in thousands):

	Six Months Ended June 30, 2012	Year Ended December 31, 2011
Weighted-average shares outstanding, basic	28,857	27,593
Weighted-average shares for the Green Tree acquisition	—	899
Shares issued to the sellers of RMS	891	891
Shares issued in equity offering	6,900	6,900

Total	36,648	36,283

Weighted-average shares outstanding, diluted	29,015	27,593
Weighted-average shares for the Green Tree acquisition	—	899
Shares issued to the sellers of RMS	891	891
Shares issued in equity offering	6,900	6,900

Total	36,806	36,283

During periods of net loss, diluted loss per share is equal to basic loss per share. Potentially dilutive securities consisting of stock options and shares issuable upon conversion of Convertible Notes were excluded from the per share calculation above for the six months ended June 30, 2012 and the year ended December 31, 2011 because their effect was antidilutive. The Convertible Notes may be settled in cash, stock or a combination thereof, solely at the Company’s election.